Exhibit 10.1

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of August 17, 2011, by and among JLL Partners Fund IV, L.P., a Delaware limited partnership (“JLL Fund IV”), JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL Fund V” and, together with JLL Fund IV, “JLL”), and NetSpend Holdings, Inc., a Delaware corporation (“NetSpend”).

WHEREAS, JLL holds, as of the date of this Agreement, an aggregate of 21,839,225 shares of Common Stock, par value $0.001 per share, of NetSpend (“Common Stock”), consisting of 6,239,627 shares held by JLL Fund IV and 15,599,598 shares held by JLL Fund V;

WHEREAS, NetSpend desires to repurchase shares of Common Stock from third parties from time to time, and JLL desires to purchase additional shares Common Stock from time to time, each of which could result in JLL, together with its affiliates, owning or controlling Common Stock which represents on an as-converted basis 24.9% or more of the outstanding voting securities of NetSpend, which actions could require prior approval or notice under certain state statutes applicable to NetSpend or its subsidiaries;

WHEREAS, JLL desires to exchange an aggregate of 7,000,000 shares of Common Stock for an aggregate of 700,000 shares of non-voting Series A Convertible Preferred Stock, par value $0.001 per share, of NetSpend (“Series A Preferred Stock”) on the terms set forth in the form of certificate of designations attached hereto as Exhibit A (the “Certificate of Designations”);

WHEREAS, NetSpend desires to issue and deliver to JLL Fund IV 199,995 shares of Series A Preferred Stock in exchange for 1,999,950 shares of Common Stock and to issue and deliver to JLL Fund V 500,005 shares of Series A Preferred Stock in exchange for 5,000,050 shares of Common Stock, all upon the terms and conditions set forth in this Agreement; and

WHEREAS, NetSpend wishes to permit JLL to exchange additional shares of Common Stock for Series A Preferred Stock upon request of JLL from time to time, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and undertakings contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.               Certificate of Designations.  NetSpend shall cause the Certificate of Designations to be filed with the Secretary of State of the State of Delaware as promptly as practicable after the date hereof.

2.               Exchange of Shares.

(a)           JLL Fund IV hereby conveys, assigns, transfers and delivers to NetSpend at the Closing (as defined below), and NetSpend hereby acquires and accepts from JLL Fund IV at the Closing, all right, title and interest in and to 1,999,950 shares of Common Stock, free and clear of any lien, encumbrance, security interest, mortgage, pledge, charge, claim, option, right of first refusal or call, or restriction of any kind (collectively, “Liens”), such conveyance, assignment, transfer and delivery to be registered on the books and records of NetSpend and any transfer agent for the Common Stock.  In consideration for the conveyance, assignment, transfer and delivery by JLL Fund IV of 1,999,950 shares of Common Stock to NetSpend, NetSpend hereby issues and delivers to JLL Fund IV, at the Closing, 199,995 duly authorized, fully paid and nonassessable shares of Series A Preferred Stock, such issuance and delivery to be registered on the books and records of NetSpend and any transfer agent for the Series A Preferred Stock.

(b)           JLL Fund V hereby conveys, assigns, transfers and delivers to NetSpend at the Closing, and NetSpend hereby acquires and accepts from JLL Fund V at the Closing, all right, title and interest in and to 5,000,050 shares of Common Stock, free and clear of any Liens, such conveyance, assignment, transfer and delivery to be registered on the books and records of NetSpend and any transfer agent for the Common Stock.  In consideration for the conveyance, assignment, transfer and delivery by JLL Fund V of 5,000,050 shares of Common Stock to NetSpend, NetSpend hereby issues and delivers to JLL Fund V, at the Closing, 500,005 duly authorized, fully paid and nonassessable shares of Series A Preferred Stock, such issuance and delivery to be registered on the books and records of NetSpend and any transfer agent for the Series A Preferred Stock.

3.             Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place immediately upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, without the necessity of any further action on the part of JLL Fund IV or JLL Fund V.  If the Closing shall not have occurred by August 31, 2011, this Agreement shall be void ab initio and of no further force or effect.

4.             Further Agreements.  NetSpend hereby agrees to permit JLL to exchange up to an aggregate of 8,000,000 additional shares of Common Stock, each for 1/10th of a share of Series A Preferred Stock, upon request of JLL Fund IV and/or JLL Fund V from time to time, upon execution of an exchange agreement on substantially the same terms as set forth in this Agreement.

5.             Representations and Warranties of JLL.  JLL Fund IV and JLL Fund V each hereby represents and warrants to NetSpend individually as to itself (and, for the avoidance of doubt, not jointly and severally) as follows:

(a)           Such entity has all requisite power and authority to enter into, execute, deliver and consummate the transactions contemplated by this Agreement, and this Agreement has been duly authorized, executed and delivered by such entity and is a valid and binding obligation of such entity, enforceable against such entity in accordance with its terms.

(b)           The shares of Common Stock being exchanged by such entity pursuant to the terms of this Agreement are owned beneficially and of record by such entity, free and clear of any and all Liens.

6.             Representations and Agreements of NetSpend.  NetSpend hereby represents and warrants to each of JLL Fund IV and JLL Fund V as follows:

(a)           NetSpend has all requisite power and authority to enter into, execute, deliver and consummate the transactions contemplated by this Agreement, and this Agreement has been duly authorized, executed and delivered by NetSpend and is a valid and binding obligation of NetSpend, enforceable against NetSpend in accordance with its terms.

(b)           Upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the shares of Series A Preferred Stock to be issued and delivered by NetSpend pursuant to this Agreement shall be duly authorized, and, upon issuance and delivery in accordance with this Agreement, shall be validly issued, fully paid and nonassessable in all respects.

7.             Counterparts; Effectiveness.  This Agreement may be executed in counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

8.             Survival.  All covenants, agreements, representations and warranties made by the parties to this Agreement and in certificates or other documents delivered pursuant hereto shall survive the Closing.

9.             Amendments; Nonassignability of Rights or Obligations.  This Agreement may be amended only by a writing executed and delivered by all of the parties hereto.   Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

11.           Enforcement of Agreement.  Each party hereto agrees that money damages or any other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by it and that in addition to all other remedies available to each party hereto, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default, or threatened breach, violation or default, and to any other equitable relief, including specific performance, without bond or other security being required.

12.           Entire Agreement; Third-Party Beneficiaries.  This Agreement constitutes the entire agreement among the parties hereto, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof, and is not intended to and shall not confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

13.           Headings.  Headings and captions of the articles and sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed and delivered as of the date first above written.

JLL PARTNERS FUND IV, L.P.

by:	JLL Associates IV, L.P., its General Partner

by:	JLL Associates G.P. IV, LLC, its General Partner

by:	/s/ Paul S. Levy
	Name:	Paul S. Levy
	Title:	Managing Member

JLL PARTNERS FUND V, L.P.

by:	JLL Associates V, L.P., its General Partner

by:	JLL Associates G.P. V, LLC, its General Partner

by:	/s/ Paul S. Levy
	Name:	Paul S. Levy
	Title:	Managing Member

NETSPEND HOLDINGS, INC.

by:	/s/ Daniel R. Henry
	Name:	Daniel R. Henry
	Title:	Chief Executive Officer

The following Schedules and Exhibits have been omitted from this Exhibit:

Exhibit A — Certificate of the Designations, Powers, Preferences and Rights of Series A Convertible Preferred Stock of NetSpend Holdings, Inc.

The registrant has furnished a copy of this omitted Exhibit as Exhibit 99.1 to this Current Report on Form 8-K.